KPMG LLP

4200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated December 21, 2023, with respect to the financial statements and financial highlights of Davis Select U.S. Equity ETF, Davis Select Financial ETF, Davis Select Worldwide ETF, and Davis Select International ETF (each a series of Davis Fundamental ETF Trust), incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Minneapolis, Minnesota

February 28, 2024